Exhibit 99.4

279 Bayview Drive, Barrie, Ontario L4M 4W5
Jeffrey A. Losch Senior Vice President Secretary & General Counsel Direct: (705) 728-6242 –Ext. 4118 Fax: (705) 728-6742

VIA FAX and COURIER

April 5, 2004

Mr. Mark C. Hill

RadioShack Corporation

100 Throckmorton Street

Suite 1900

Fort Worth, Texas 76102

Re: Third Amended & Restated InterTAN Advertising Agreement

(“Advertising Agreement”)

Dear Mr. Hill:

We saw for the first time today your letter dated April 2, 2004, which purports to terminate the above-referenced agreement and, through cross-default provisions, the License Agreement and the Merchandise Agreement (each as defined in your letter). A few hours ago, we received another letter from you notifying us that RadioShack filed suit today without giving us the courtesy of time to respond to your first letter (which was faxed to a central fax machine in the afternoon of Friday, April 2).

Your letters are transparently a pretext for RadioShack Corporation to terminate the Advertising, License and Merchandising Agreements because of InterTAN, Inc.’s announcement of its pending acquisition by Circuit City Stores, Inc., which termination is expressly prohibited by our letter agreement dated April 6, 2001. Please be advised that InterTAN intends to hold RadioShack responsible for all damages or losses that result to InterTAN or its stockholders from your bad faith purported termination of these agreements in breach of the April 6 letter.

Section 5 of the Advertising Agreement clearly contemplates that RadioShack will invoice InterTAN for the 2004 $55,000 payment provided for by Section 3(a). Indeed, in 2002 and 2003, RadioShack sent such invoices in January and May, respectively, for the annual payments, and InterTAN paid both invoices. As you know, we have not received an invoice for 2004. Thus, your purported termination violates the terms of the Advertising Agreement, the meaning of which is evidenced by RadioShack’s own prior course of conduct under the Advertising Agreement. For those reasons, among others, we reject your invalid purported termination and instead will treat your letter as the invoice required under the

Advertising Agreement. Accordingly, enclosed is InterTAN’s check for $55,000, representing the 2004 payment. Additionally, although we do not believe interest is due on this amount, to eliminate any uncertainty about our full compliance with the Advertising agreement, we are tendering a separate check in the amount of $1,157.26 representing accrued interest on this payment.

We will respond to your lawsuit in due course.

Very truly yours,

/s/    Jeffrey A. Losch

Jeffrey A. Losch

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